Exhibit 10.24†

10.24†	Form of Stock Grant Award Letter for Executive Officers under the WestRock Company 2020 Incentive Stock Plan
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Dear %%FIRST_NAME%-%:
WestRock Company (the “Company”), in accordance with the provisions of the WestRock Company 2020 Incentive
Stock Plan (the “Plan”), hereby awards you the opportunity to earn a target award amount (the “Target Amount”) of shares (the “Stock Grant Shares”) of the Company's common stock (the “Common Stock”) as communicated to you by your manager and loaded into your E*TRADE account; provided that the amount of shares approved by the
Compensation Committee of the Company’s Board of Directors (the “Committee”), which approval was conditioned on your acceptance of this award, will control in the event of any discrepancy. The Stock Grant Shares are subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee and this letter (this
“letter”), including the Addendum for Non-U.S. Key Employees. Any terms used in this letter and not defined in this letter have the meanings set forth in the Plan.
This award is comprised of three components: (a) a time-based stock grant, (b) a performance-based stock grant that uses a cash flow per share measure, and (c) a performance-based stock grant that uses a return on invested capital measure. The Stock Grant Shares that you earn pursuant to this award, if any, will comprise the aggregate amount of shares awarded under each of these four components.
The issuance of all or any part of the Stock Grant Shares pursuant to this letter is intended to fulfill the Plan’s purpose of providing additional incentives to key employees such as yourself, thereby increasing your personal stake in the continued success and growth of the Company and encouraging you to continue your employment with the Company.
1Performance Conditions and Issuance of Stock Grant Shares
For the time-based stock grant, you will earn 50% of the Target Amount of shares if you satisfy the service and other applicable requirements of this award.
For the two performance-based grants, you will have the opportunity to earn 50% of the Target Amount of shares, which amount could increase up to 200% of the performance-based portion of the Target Amount of shares or decrease to zero depending on the level of achievement of the performance measures discussed below.
Subject to Sections 3 and 5 and to any required Committee approval, the Company will register
(electronically or in certificated form) the appropriate number of Stock Grant Shares (minus any shares retained to satisfy your statutory minimum tax withholding obligations) in your name as of [VESTING DATE], at which time the
Stock Grant Shares will vest. The shares will be delivered to you (or, in the event of your death, in accordance with
Section 4) either electronically or in physical certificate as soon as practicable, free of restrictions. You may not sell, transfer, assign or pledge the Stock Grant Shares until they vest and have been issued to you.
(a)        Time-Based Restricted Stock Units. Fifty percent of the Target Amount of shares is in the form of a time-based stock grant that will (subject to Section 3) vest one-third on each of the first, second and third anniversaries of the grant date. No performance conditions apply to this grant, but except as set forth in Section 3 you must be continually employed by the Company through the respective anniversary of the grant date in order to receive the Stock Grant
Shares associated with this component of the grant.

(b)        Performance-Based Restricted Stock Units (Cash Flow Per Share). Twenty-five percent of the Target Amount of shares is in the form of a performance-based stock grant that will utilize a Cash Flow Per Share (as defined below)
measure. The amount of Stock Grant Shares issued to you will depend on the level of Cash Flow Per Share achieved by the Company during the performance period starting on [BEGINNING DATE] and ending on [ENDING DATE]. The
Stock Grant Shares, if any, that you earn under this Section will be registered in your name as of [VESTING DATE]
(subject to Committee approval), unless you have forfeited your right to such shares pursuant to Section 3 before such date. The amount of Stock Grant Shares registered in your name will be based on the Company achieving the following
Cash Flow Per Share levels (with linear adjustments within levels of performance) for the performance period:
Cash Flow Per Share                                      Percent of Target Amount
The number of shares of Common Stock will be rounded up to the nearest whole number.
The Committee will review and make the final determination with respect to the calculations of Cash
Flow Per Share and such calculations will be made in accordance with the terms of this letter. For purposes of this letter, the following terms will have the meanings set forth below:
(i)“Cash Flow Per Share” means                  .
(ii)“Cash Flow” means                  .
(c)        Performance-Based Restricted Stock Units (Return on Invested Capital or Adjusted ROIC). Twenty-five percent of the Target Amount of shares is in the form of a performance-based stock grant that will utilize a Return on Invested
Capital (as defined below) measure. The amount of Stock Grant Shares issued to you will depend on the level of Return on Invested Capital achieved by the Company during the performance period starting on [BEGINNING DATE] and ending on [ENDING DATE]. The Stock Grant Shares, if any, that you earn under this Section will be registered in your name as of [VESTING DATE] (subject to Committee approval), unless you have forfeited your right to such shares pursuant to Section 3 before such date. The amount of Stock Grant Shares registered in your name will be based on the
Company achieving the following Return on Invested Capital levels (with linear adjustments within levels of performance) for the performance period:
Return on Invested Capital                                          Percent of Target Amount
The number of shares of Common Stock will be rounded up to the nearest whole number.
The Committee will review and make the final determination with respect to the calculations of Return on Invested Capital and such calculations will be made in accordance with the terms of this letter. For purposes of this letter:
(i) “Return on Invested Capital” is calculated                  .
(ii) “Adjusted Net Operating Profit After Tax” or “Adjusted NOPAT” is calculated        .
(iii) “Invested Capital” is defined as                .
Without limiting the generality of the foregoing, the Committee shall have the right to make adjustments to Adjusted
NOPAT and/or Invested Capital to exclude the effect of non- recurring items and other items at its discretion. Without limiting the generality of the foregoing, the Committee shall make the following adjustments:

2. Voting and Dividends
(a)You will not be entitled to vote the Stock Grant Shares until after they vest and have been issued to you.
(b)You will be credited with dividend equivalents on the Target Amount (as well as previously credited dividend equivalents), as dividends are declared, which will be converted to additional Stock Grant
Shares and ultimately settled in shares of Common Stock at the same time and on the same terms as the underlying Stock Grant Shares (the “DEUs”). DEUs credited during the performance period starting date of grant and ending on the vesting date will be adjusted to reflect the Percent of Target
Amount approved by the Committee.
3. Termination of Employment and Forfeitures
(a) General. The rules in this Section 3(a) apply to the vesting or forfeiture of the Stock Grant Shares in the event of your death, disability or other termination of employment.
(i) Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Company) before [VESTING DATE], you will be entitled to the number of shares that would have otherwise vested had your employment not been terminated by reason of your death or disability, once such amount has been determined pursuant to Section 1. Subject to the delay in distributions for certain officers under Section 11, if applicable, such shares shall be issued to you (or to your Beneficiary in the case of your death) as soon as practicable after your termination of employment due to death or disability.
(ii) Retirement. If (A) your employment terminates at least six months after the grant date other than for Cause (as defined in Section 5), (B) you are 65 years of age with at least one year of service (as determined by the
Company Seniority Date in PeopleSoft) or you are at least 58 years of age with a total of 65 or more combined years of age and full years of service, and (C) if you hold a Vice President role or above, you have provided at least 6 months’
notice before your intended retirement date, you will be entitled to a full vesting of Stock Grant Shares. Subject to the delay in distributions to certain officers under Section 11, if applicable, any time-based Stock Grant Shares that vest under this Section 5(ii) shall be issued to you as soon as practicable after your termination of employment. Any performance-based Stock Grant Shares shall remain subject to attainment of the applicable performance measures in
Section 1(b), and any such shares that vest shall be issued to you on [VESTING DATE].
(iii) Other Termination of Employment. If your employment terminates under any circumstances other than the circumstances described in Section 3(a)(i), 3(a)(ii) or Section 5 before [VESTING DATE], you will forfeit your right to any Stock Grant Shares, including DEUs, unless otherwise determined by the Committee.
(iv) No Issuance. If the Percent of Target Amount as determined in accordance with Section 1 is 0, then you will forfeit any interest you might have in all of the performance-based Stock Grant Shares and related DEUs under this letter.
(b) Committee Determinations. The Committee will have absolute discretion to determine the date and circumstances of termination of your employment, and its determination will be final, conclusive and binding upon you.
4. Beneficiary
You may designate a beneficiary to receive any Stock Grant Shares that are registered in your name before your death or which become issuable to you after your death, and you may change your beneficiary from time to time.
Beneficiary designations must be filed with E*TRADE Securities LLC. Instructions for designating a beneficiary can be found under “Account Preferences” on your E*TRADE account. If you fail to designate a beneficiary, any Stock
Grant Shares that are registered in your name before your death or which become issuable to you after your death will be delivered to the executor or administrator of your estate and any rights to such Stock Grant Shares or to the issuance of such shares may be distributed to the beneficiaries of your estate.

5. Change in Control Termination Event
Unless earlier vested, all of the Stock Grant Shares and DEUs will fully vest immediately upon the date of a Change in
Control Termination Event (as defined below). If the Change in Control Termination Event occurs, the performance-
based Stock Grant Shares will vest at the higher of (i) 100% of the Target Amount or (ii) the average of awards of Stock
Grant Shares for similar awards for the last three years prior to the date of the Change in Control Termination Event, plus any DEUs credited to you pursuant to Section 2(b). Subject to the delay in distribution to certain officers set forth in Section 11, if applicable, such shares shall be issued to you as soon as practicable after your termination of employment.
“Change in Control Termination Event” means that (i) you are terminated by the Company or its successor other than for Cause or (ii) you terminate your employment with the Company or its successor for Good Reason (as defined below), in either case prior to the second anniversary of the effective date of a Change in Control, provided that in the case of clauses (i) and (ii) above you are employed by the Company on the date of the Change in Control.
“Cause” means solely (i) your conviction or plea of nolo contendere of a felony; (ii) your disregard or failure to perform the substantive elements of your responsibilities and duties as an employee of the Company or its successor;
(iii) willful misconduct by you in the performance of your duties as an employee of the Company or its successor; (iv)
your material violation of the Company’s or its successor’s Code of Conduct or other material employee policy, (v)
your misappropriation or embezzlement of any funds or property of the Company or its successor, commitment of fraud with respect to the Company or its successor, or engagement in any act or acts of dishonesty relating to your employment by the Company or its successor; or (vi) through willful misconduct, personal dishonesty or gross negligence, you engage in an act or course of conduct that causes substantial injury to the Company or its successor.
“Good Reason” means that, with respect to your employment at the Company or its successor, (i) your duties or responsibilities are materially reduced or diminished (in the sole determination of the Company) from those that you had immediately prior to the Change in Control; (ii) you are transferred to a permanent work location that is greater than 45 miles from your work location immediately prior to the Change in Control; (iii) your annual base salary is reduced below what it was immediately prior to the Change in Control; (iv) a material element of your compensation is eliminated or your participation in such element of compensation is materially reduced from substantially the same basis as existed immediately before the Change in Control (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees); (v) your participation in the same or substantially similar retirement or welfare plans as existed immediately before the Change in Control is eliminated or materially reduced (except for across- the-board eliminations or reductions of such benefits for all similarly-placed employees); or (vi) any other material benefit of employment that you received immediately prior to the Change in Control is eliminated or materially reduced (except for across-the-board eliminations or reductions of such benefits for all similarly-placed employees).
For the purposes of this Section 5, your employment with the Company or its successor will be deemed to include your employment with any direct or indirect subsidiary of the Company or its successor.
6. Automatic Forfeiture
Your right to any Stock Grant Shares and DEUs will automatically be forfeited under the following circumstances: (a)
your employment is terminated for Cause; or (b) you breach or challenge any confidentiality, non-solicitation or non-
competition covenant between yourself and the Company, any Subsidiary or any Affiliate.
7. Federal Income Tax Consequences
See the prospectus made available to you in connection with this letter for a discussion of the federal income tax consequences relating to the Stock Grant Shares and DEUs. You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising from the grant or vesting of Stock Grant
Shares and DEUs. You likely will owe more taxes than the amount deducted to satisfy the minimum statutory withholding tax liability required to be withheld in connection with the vesting of the Stock Grant Shares and DEUs.
You should consult your tax advisor regarding these matters.

8. Adjustment in Certain Events
In the event of specified changes in the Company's capital structure, the Committee administering the Plan is required to adjust the Stock Grant Shares and DEUs and, if applicable, the performance conditions in an equitable manner to reflect such changes in the Company’s capital structure. This letter will continue to apply to your awards as so adjusted.
9. Effect on Other Benefits
Income recognized by you as a result of the vesting of Stock Grant Shares or DEUs on the Stock Grant Shares (as
contemplated in Section 2(b)) will not be included in the formula for calculating benefits under the Company's employee benefit plans, policies or programs which take compensation into account in computing benefits.
10. Regulatory Compliance
Under the Plan, the Company is not required to deliver Stock Grant Shares, DEUs or Common Stock if such delivery would violate any applicable law or regulation. If required by any federal or state securities law or regulation, the
Company may impose restrictions on your ability to transfer shares received under the Plan.
11. Section 409A
The awards granted under this letter are intended to be exempt from or comply with Section 409A of the Internal
Revenue Code of 1986, as amended (“Section 409A”), and this letter shall be construed accordingly. To the extent required under Section 409A, (i) any reference to your termination of employment shall mean the date of your
“separation from service” under Section 409A, and (ii) if you are a “specified employee” within the meaning of Section
409A as of the date of your separation from service, any shares to be delivered to you on account of your separation from service for any reason other your death shall be not be delivered to you until the earlier of (A) six months after the date of your separation from service, and (B) the date of your death. By accepting the award granted under this letter, you agree that the provisions of this Section 11 shall apply to all awards heretofore or hereafter made to you under the
Plan, under any predecessor or successor plan, or any other plan providing for payment of amounts that may be considered deferred compensation subject to Section 409A.
12. Clawback
In the event the Stock Grant Shares or DEUs vest and are issued to you pursuant to the terms of this letter based upon financial results that are required to be restated by the Company at a future date, and the Committee determines that such restatement is based in whole or in part upon any misconduct on your part, then, in addition to any other remedies available to the Company, you, in consideration for the issuance of such Stock Grant Shares or DEUs, agree that you will immediately upon the receipt of written notice of any such determination by the Committee pay to the Company an amount of cash or deliver an amount of shares of Common Stock equal to the “Benefit of the Misstatement” (as defined below). The term “Benefit of the Misstatement” means an amount equal to the “Extra Shares” (as defined below)
multiplied by the closing price of the Common Stock on the date that the Stock Grant Shares or DEUs vested. The term
“Extra Shares” means the actual number of Stock Grant Shares or DEUs you received pursuant to Section 1, excluding the amount of any shares that were withheld for taxes, minus the number of Stock Grant Shares or DEUs you would have received had there been no misstatement of the financial results, excluding amounts of any shares that were withheld for taxes. This Section 12 will apply to misstatements of financial results that are discovered within 24 months after the Stock Grant Shares or DEUs vest, but not thereafter.
If you have any questions regarding your opportunity to earn the Stock Grant Shares or would like to obtain additional information about the Plan or the Committee, please contact the Company's Secretary, WestRock
Company,                                                                                                  . This letter contains the formal terms and
conditions of your award and accordingly should be retained in your files for future reference.

With best regards,
David B. Sewell
President and Chief Executive Officer

WESTROCK COMPANY
2020 INCENTIVE STOCK PLAN
STOCK GRANT CERTIFICATE
ADDENDUM FOR NON-U.S. KEY EMPLOYEES
Part I of this Addendum includes special terms and conditions that govern the Stock Grant Shares granted to you if you reside in any one of the countries listed herein, except as may otherwise be provided in Part II of this Addendum. Part II contains special terms and conditions that govern the Stock Grant Shares granted to you if you reside in a country listed in Part II. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stock Grant
Certificate (of which this Addendum is a part) and the WestRock Company 2020 Incentive Stock Plan (the “Plan”).
In addition to special terms and conditions, Part II of this Addendum also may include information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of
December 2021. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Stock Grant Shares vest or you sell shares of Common Stock acquired under the Plan.
In addition, the information is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country apply to your specific situation.
If you are a citizen or resident of a country other than the country in which you are currently working or residing, transferred employment or residency after the Stock Grant Shares were granted, or are considered a resident of another country for local law purposes, the information contained in Part II of this Addendum may not be applicable to you.
PART I - TERMS AND CONDITIONS APPLICABLE TO ALL COUNTRIES
The following terms and conditions apply if you reside in any one of the countries listed in this Addendum:
1Nature of Grant. In accepting the grant, you acknowledge and agree that:
(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b) the grant of the Stock Grant Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Grant Shares, or benefits in lieu of Stock Grant Shares, even if Stock Grant Shares have been granted in the past;
(c) all decisions with respect to future Stock Grant Share grants, if any, will be at the sole discretion of the
Company;
(d) you are voluntarily participating in the Plan;
(e) the Stock Grant Shares and the underlying shares of Common Stock, and the income and value of same, are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the
Company or the Employer and which is outside the scope of your employment contract, if any;
(f) the Stock Grant Shares and the underlying shares of Common Stock, and the income and value of same, are not intended to replace any pension rights or compensation;
(g) the Stock Grant Shares and the underlying shares of Common Stock, and the income and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, dismissal, redundancy, end of service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any
Subsidiary or Affiliate;

(h) the Stock Grant Shares and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Subsidiary or Affiliate;
(i) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(j) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Grant Shares resulting from the termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any);
(k) unless otherwise agreed with the Company in writing, the Stock Grant Shares, the underlying shares of
Common Stock, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of a Subsidiary or Affiliate;
(l) in the event of termination of your employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), your right to vest in the Stock Grant Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Stock Grant Shares grant (including whether you may still be considered to be providing services while on a leave of absence);
(m) neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the
Stock Grant Shares or of any amounts due to you pursuant to the settlement of the Stock Grant Shares or the subsequent sale of any shares of Common Stock acquired upon settlement; and
(n) unless otherwise provided in the Stock Grant Certificate or by the Company in its discretion, the Stock
Grant Shares and the benefits under the Plan, if any, will not automatically transfer to, or be assumed by, another company nor will the Stock Grant Shares and the benefits under the Plan be exchanged, or substituted for, in the case of a merger, take-over or transfer of liability.
2. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
3. Tax Withholding Regardless of any action the Company or a Subsidiary or Affiliate which is your employer (the
“Employer”) takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S.
taxes), social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan (“Tax-Related Items”), you acknowledge and agree that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, and that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Grant Share, including the grant of the Stock Grant Share, the vesting of the Stock Grant Share, the subsequent sale of any shares of
Common Stock acquired upon vesting of the Stock Grant Share and the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Grant Share to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-
Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, you shall pay or make adequate arrangements satisfactory to the
Company or the Employer, to satisfy all Tax-Related Items. In this regard, prior to the delivery of shares of Common
Stock upon vesting of the Stock Grant Share, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a sufficient whole number of shares of Common Stock otherwise issuable upon vesting of the Stock Grant Share that has an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the shares of Common Stock,

or to the extent it would not result in adverse accounting treatment, the Company may, in its sole discretion, withhold shares of Common Stock based on a rate of up to the maximum applicable withholding rate. The cash equivalent of the shares of Common Stock withheld will be used to settle the obligation to withhold the Tax-Related Items. By accepting the Stock Grant Share, you expressly consent to the withholding of shares of Common Stock as provided for hereunder.
Alternatively, you hereby authorize the Company (on your behalf and at your direction pursuant to this authorization) to immediately sell a sufficient whole number of shares of Common Stock acquired upon vesting resulting in sale proceeds sufficient to pay the Tax-Related Items required to be withheld. You agree to sign any agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the shares of Common Stock (including, without limitation, as to the transfer of the sale proceeds to the Company to satisfy the Tax-Related Items required to be withheld). Further, the
Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your salary or any other amounts payable to you, with no withholding of shares of Common Stock or sale of shares of
Common Stock, or may require you to submit a cash payment equivalent to the Tax-Related Items required to be withheld with respect to the vested Stock Grant Share.
If the Company applies the maximum applicable withholding rate for any of the withholding methods previously described, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent. You shall pay to the Company or the Employer any amount of Tax- Related Items that the Company or the
Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common stock, if you fail to comply with your obligations in connection with the Tax-
Related Items.
All other Tax-Related Items related to the Stock Grant Share and any shares of Common Stock delivered in payment thereof are your sole responsibility. In no event, shall whole shares be withheld by or delivered to the Company in satisfaction of any Tax-Related Items in excess of the maximum statutory tax withholding required by law. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Stock Grant Share, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-
Related Items. You agree to indemnify the Company and its Subsidiaries against any and all liabilities, damages, costs and expenses that the Company and its Subsidiaries may hereafter incur, suffer or be required to pay with respect to the payment or withholding of any Tax-Related Items.
The Stock Grant Share is intended to be exempt from the requirements of Section 409A of the U.S. Internal Revenue
Code of 1986, as amended (the “Code”). The Plan and this Stock Grant Certificate shall be administered and interpreted in a manner consistent with this intent. If the Company determines that the Stock Grant Certificate is subject to Code
Section 409A and that it has failed to comply with the requirements of that Section, the Company may, in its sole discretion, and without your consent, amend this Stock Grant Certificate to cause it to comply with Code Section 409A or be exempt from Code Section 409A.
4. Data Privacy. The Company is located at [    ] and grants employees of the Company, Subsidiaries and Affiliates the opportunity to participate in the Plan, at the Company's sole discretion. If you would like to participate in the
Plan, you understand that the Company will process your Personal Data in accordance with the WestRock Employee
Data Privacy Notice available on the WestRock homepage.
5. Language. You acknowledge that you are proficient in the English language, or have consulted with an advisor who is proficient in the English language, so as to enable you to understand the provisions of this Stock Grant Certificate and the Plan. If you have received the Stock Grant Certificate or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the
English version will control.

6. Foreign Asset/Account, Exchange Control and Tax Reporting. You may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of shares of
Common Stock or cash (including dividends, dividend equivalents and the proceeds arising from the sale of shares of
Common Stock) derived from your participation in the Plan, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country.
You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal legal advisor on this matter.
7. Insider Trading/Market Abuse Laws. You acknowledge that your or your broker’s country of residence or the country where shares of Common Stock are listed may have insider trading restrictions and/or market abuse laws which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock or rights to shares of
Common Stock (i.e., Stock Grant Shares) or rights linked to the value of shares of Common Stock (e.g., phantom awards, futures) under the Plan during such times that you are considered to have “inside information” (as defined in the laws in the applicable country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you may be prohibited from (i)
disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to comply with such regulations, and that you should speak to your personal advisor on this matter.
8. Electronic Delivery of Documents. The Company may, in its sole discretion, deliver any documents related to the
Stock Grant Share and participation in the Plan, or future grants of Stock Grant Shares that may be granted under the
Plan, by electronic means unless otherwise prohibited by local law. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party- designated by the Company.
9. Repayment/Forfeiture. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange
Commission adopted thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.
10. Severability and Judicial Modification. If any provision of the Stock Grant Certificate, including this Addendum, is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Stock Grant Certificate and/or Addendum and all other provisions shall remain valid and enforceable.
PART II - COUNTRY-SPECIFIC TERMS AND CONDITIONS
The following provisions apply to the Stock Grant Shares granted to you if you reside in the respective country:
BRAZIL
Compliance with Law. By accepting the Stock Grant Shares, you acknowledge that you agree to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the vesting of the Stock
Grant Shares, the receipt of any dividends or dividend equivalents, and the sale of shares of Common Stock acquired under the Plan.
Labor Law Policy and Acknowledgement. This provision supplements Section 1 of Part I of this Addendum:

By accepting the Stock Grant Shares, you agree that (i) you are making an investment decision, (ii) you will be entitled to receive shares of Common Stock pursuant to the Stock Grant Shares only if and to the extent the applicable performance goals are met and any necessary services are rendered by you during the relevant performance period and
(iii) the value of the shares of Common Stock subject to the Stock Grant Shares is not fixed and may increase or decrease in value over the performance period without compensation to you.
Foreign Asset/Account Reporting Information. If you are resident or domiciled in Brazil and hold assets and rights outside Brazil with an aggregate value equal to or exceeding US$1,000,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include shares of Common Stock acquired under the Plan.
Tax on Financial Transactions (IOF). Repatriation of funds (e.g., sales proceeds) into Brazil and the conversion of USD to BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is your responsibility to comply with any applicable Tax on Financial Transactions arising from your participation in the Plan.
You should consult with your personal tax advisor for additional details.